Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of bleuacacia ltd on Form S-1/A of our report dated March 2, 2021, except for Note 2, Note 5, Note 7, Note 8 and Note 9, as to which the date is July 8, 2021, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of bleuacacia ltd as of February 12, 2021 and for the period February 11, 2021 (inception) to February 12, 2021, which report appears in the Prospectus, which is a part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp
Boston, MA
July 8, 2021